Exhibit 99.1

Hepion Pharmaceuticals to Participate in Upcoming January Virtual Investor Conferences

EDISON, N.J., January 5, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, announced today that management will participate in two virtual investor conferences in January.

•	H.C. Wainwright BioConnect 2021 Conference (January 11-14, 2021): Hepion’s pre-recorded presentation will be available for approximately 90 days on its website at www.hepionpharma.com under "Events" in the Investors section, beginning on Monday, January 11, 2021.

•	Biotech Showcase 2021 Digital (January 11-15, 2021): Hepion’s on-demand presentation is available to registered conference participants via the Biotech Showcase digital platform.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in preclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com